                                                                   Exhibit 10.28

                               OPERATING AGREEMENT
                             OF BLP ACQUISITION LLC

                      A NEW YORK LIMITED LIABILITY COMPANY

      Operating Agreement, dated as of July 2, 1998, by and between the Persons who have executed the signature page(s) hereto as Members and who from time to time hereafter execute this Agreement as Members.

                              W I T N E S S E T H:

      WHEREAS, the parties have formed a limited liability company (together with any successor limited liability company, the "Company") under the New York Limited Liability Company Law (the "Act") and upon the terms and conditions of this Agreement; and

      WHEREAS, the Members wish to set forth their agreement as to how the business and affairs of the Company shall be managed and their rights and obligations with respect to the Company.

      NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                      FORMATION AND BUSINESS OF THE COMPANY

1.1 FORMATION. The Company was organized on May 27, 1998, in accordance with and pursuant to the Act.

1.2 NAME. The name of the Company is BLP Acquisition LLC. The Company may do business under that name and, as permitted by applicable law, under any other name determined from time to time by the Members.

1.3 PURPOSE OF THE COMPANY. The purpose of the Company shall be to engage only in the purchase, ownership, financing and management of the real property located at 139 Centre Street, New York, New York ("139 Centre Street"). The Company may exercise all powers necessary to or reasonably connected with the Company's business from time to time, and may engage in all activities necessary, customary, related or incidental to the foregoing.

1.4 PRINCIPAL OFFICE. The Company's principal place of business shall be located at 295 Lafayette Street, New York, New York 10012, or such other place determined from time to time by ATC Merger Corp., a New York corporation ("ATC"), which has been designated Member-Manager of the Company.

1.5 REGISTERED AGENT. The Secretary of State of the State of New York is designated as agent of the Company upon whom process against it may be served. The post office address within the State of New York to which the Secretary of State of the State of
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New York shall mail a copy of any process against the Company served upon him or her is c/o Globix Corporation, attention Marc Bell, 295 Lafayette Street, New York, New York 10012. The registered agent may be changed from time to time by the Member-Manager upon the filing of the name and address of the new registered agent with the Secretary of State of the State of New York pursuant to the Act.

1.6 TERM. The term of the Company shall commence on the date hereof and continue until the Company is dissolved in accordance herewith and with the Act.

1.7 MEMBERS. The names, addresses, facsimile numbers, taxpayer identification numbers and Percentage Interests of the Members are set forth on Exhibit A attached hereto, as amended from time to time.

                                   ARTICLE II
                                   DEFINITIONS

2.1 DEFINITIONS. As used herein, the following terms shall have the respective meanings set forth below:

            "ACT" shall have the meaning set forth in the preamble of this Agreement.

            "AGREEMENT" shall mean this Operating Agreement, as originally executed and as amended from time to time in accordance with the terms hereof and with the Act.

            "CERTIFICATE" shall mean the Certificate of Formation of the Company in the form attached hereto as Exhibit B.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "COMPANY" shall mean BLP Acquisition LLC, a New York limited liability company.

            "ENTITY" shall mean any corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity or other entity.

            "FISCAL YEAR" shall mean the Company's accounting, tax and fiscal year, which shall be the calendar year.

            "MEMBER" shall mean any Person executing this Agreement as of the date hereof as a member or hereafter admitted to the Company as a member as provided in this Agreement, but excluding any Person who has ceased to be a Member in the Company. As the context may require, in connection with the allocation of any item of income, gain, loss, deduction, profit or distribution, but not otherwise, the term "Member" shall include unadmitted transferees of Members who are treated as


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partners of the Company for federal income tax purposes.

            "MEMBERSHIP INTEREST" shall mean, for each Member, the percentage interest set forth opposite such Member's name on Exhibit A hereto.

            "PERSON" shall mean any natural person or Entity.

            "PROFITS" and "LOSSES" of the Company for any Fiscal Year shall mean an amount, to be determined as soon as practicable after the close of such Fiscal Year, which is equal to the taxable income or loss of the Company for such Fiscal Year, as determined in accordance with Section 703(a) of the Code, and as adjusted as follows: (i) Company income exempt from U.S. federal income taxation and not otherwise taken into account shall be added to such taxable income or loss, (ii) Company expenses and costs not deductible or properly chargeable to capital for federal income tax purposes and not otherwise taken into account shall be subtracted from such taxable income or loss, (iii) all items of Company income, gain, loss or deduction shall be computed without reference to any basis adjustments under Section 734(b) or Section 743(b) of the Code, and (iv) any items of Company income, gain, loss or deduction which are specially allocated pursuant to Section 5.2 hereof shall not be taken into account.

2.2 REFERENCES. All references herein to one gender shall include the others and the singular shall include the plural and vice versa as appropriate. All references to an Entity shall be deemed to include its successors and assigns, to the extent succession or assignment is not restricted by this Agreement. Unless otherwise expressly provided, all references to "Articles" or "Sections" are to Articles or Sections of this Agreement and all references to "Exhibits" are to the exhibits attached hereto, each of which is made a part hereof for all purposes.

                                   ARTICLE III
                         MEMBERS; TRANSFERS OF INTERESTS

3.1   MEMBERS. The Members of the Company are those Persons set forth on Exhibit
A.

3.2 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and each other Member that: (a) such Member's authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound or with any law or regulation to which that Member is subject; (b) such Member is acquiring its Membership Interest for its own account and not with a view to a sale or distribution thereof in violation of any securities laws and such Member has received, or has had access to, all information which it considers necessary or advisable to that Member's decision concerning its acquisition of the Membership Interest; and (c)


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this Agreement constitutes a valid, binding and enforceable agreement of that
Member, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

3.3 ADDITIONAL INTERESTS. Additional Persons may be admitted as Members, only with the consent of, and upon the terms and conditions determined by, the Member-Manager. Exhibit A shall be amended from time to time to reflect the name, address and capital contribution of any Person admitted as an additional Member.

3.4   TRANSFER OF INTERESTS.

      (a) No Member shall sell, assign, pledge or otherwise transfer or encumber (collectively, "transfer") all or any part of its interest in the Company, and no transferee of all or any part of the interest of a Member shall be admitted as a substituted Member, without, in either event, having obtained the prior written consent of the Member-Manager. Notwithstanding anything to the contrary in the preceding sentence, the Members agree that Princeton Capital LLC ("Princeton") shall have the right to grant a security interest in its Membership Interest to a financial institution, provided, however, that at the time the security interest is granted such financial institution shall execute and deliver an agreement to the effect that such financial institution (i) has received a copy of this Agreement and the Put Call Agreement (as defined in Section 3.4(c)), and (ii) agrees to be bound by all the terms and conditions of this Agreement and the Put Call Agreement in the event of foreclosure on the security interest.

      (b) The Members shall amend Exhibit A hereto from time to time to reflect transfers permitted under and made in accordance with this Section 3.4. Any purported transfer in violation of this Section 3.4 shall be null and void and shall not be recognized by the Company.

      (c) The Members acknowledge that certain Purchase Agreement dated as of June 2, 1998, as amended (the "Put Call Agreement"), between Hanover Equities, Inc. ("Hanover") as nominee for Princeton, and Globix Corporation ("Globix"). Hanover has assigned all its right, title and interest in and to the Put Call Agreement to Princeton. The Put Call Agreement sets forth the terms and conditions pursuant to which Princeton can require Globix to purchase all of Princeton's right, title and interest in the Company, and pursuant to which Globix can require Princeton to sell all of it's right, title and interest in the Company to Globix.

3.5 WITHDRAWAL. No Member shall have the right to withdraw from the Company except with the consent of the Member-Manager. The


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provisions hereof with respect to distributions upon withdrawal are exclusive and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 509 of the Act or otherwise.

                                   ARTICLE IV
                              CAPITAL CONTRIBUTIONS

4.1   CAPITAL CONTRIBUTIONS.

      (a) Effective as of the date hereof, each of the Members has contributed the amount of cash set forth next to such Member's name on Exhibit A hereto as a capital contribution ("Capital Contribution").

      (b) No Member shall have any obligation to make any Capital Contribution other than the Capital Contribution referred to in Section 4.1(a).

4.2 CAPITAL ACCOUNTS. The Company shall maintain for each Member a single, separate capital account that shall reflect the value of such Member's investment in the Company (a "Capital Account"). Capital Accounts shall be maintained in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv), and the provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent therewith.

4.3 RETURN OF CONTRIBUTIONS. A Member is not entitled (except as otherwise expressly provided by other provisions of this Agreement) to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Members' Capital Contributions.

4.4 DEFICIT CAPITAL ACCOUNTS. Notwithstanding any other provision hereof to the contrary, to the extent that a deficit, if any, exists in the Capital Account of any Member, such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

                                    ARTICLE V
                          ALLOCATIONS AND DISTRIBUTIONS

5.1   ALLOCATIONS. After giving effect to the special allocations set forth in
Section 5.2, Profits and Losses of the Company for each taxable period and all items of income, gain, loss and deduction taken into account in computing Profits and Losses for such taxable period shall be allocated to the Members in accordance with their respective Membership Interests, provided,


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however, that Profits shall be allocated to Princeton pursuant to Section
5.3(b).

5.2 SPECIAL ALLOCATIONS. Notwithstanding the provisions of Section 5.1 of this Agreement to the contrary, the following special allocations shall be made for each taxable period in the following order and priority:

      (a) The Treasury Regulations promulgated under Code Section 704(b) relating to the qualified income offset, minimum gain chargeback, minimum gain chargeback with respect to Member nonrecourse debt, the allocation of nonrecourse deductions and the allocation of items of deduction, loss or expenditure relating to Member nonrecourse debt are hereby incorporated by this reference and shall be applied to the allocation of Company items of income, gain, loss or deduction in the manner necessary to comply with such Treasury Regulations. For purposes of this Section 5.2(a), nonrecourse deductions of the Company shall be allocated among the Members in proportion to their respective Membership Interests.

      (b) Code Section 704(c) Allocations. When the fair market value of a Company asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes and not for purposes of computing Capital Accounts, income, gain, loss, deduction and credit with respect to such assets ("Section 704(c) Assets") shall be allocated among the Members to take this difference into account in accordance with the principles of Code Section 704(c), as set forth herein and in the Treasury Regulations thereunder and under Code Section 704(b). To correct distortions created by the "ceiling rule" of Treasury Regulation Section 1.704-3(b)(1), to the extent permitted or required by Treasury Regulations, the Company may make curative allocations of Company tax items (other than those with respect to Section 704(c) Assets) so that allocations of tax items may be made to effect the purposes of Code Sections 704(b) and 704(c) by allocating the tax consequences of precontribution gain or loss to a contributing Member.

      (c) Curative Allocations. In the event that items of income, gain, loss or deduction are allocated pursuant to Section 5.2(a) above, subsequent items of income, gain, loss or deduction will first be allocated (subject to the provisions of Section 5.1(b)(i)) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the original allocation of Profit or Loss, or items thereof pursuant to
Section 5.2(a) not occurred.

5.3   DISTRIBUTIONS.

      (a) Distributions of cash or other assets of the Company shall be made at such time and in such amounts as may be determined by the Member-Manager to each Member in accordance


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with its Membership Interest, provided, however, that distributions to Princeton or its designee shall be made in accordance to the provisions of Section 5.3(b) herein.

      (b) In lieu of any distributions to be made to Princeton in accordance with its Membership Interest, the Company shall pay Princeton a preferred guaranteed distribution of $15,167 per month (the "Monthly Amount"). The Monthly Amount shall be payable, in arrears, on the first day of each month commencing August 1, 1998. It is understood and agreed that upon the Closing Date, as such term is defined in the Put Call Agreement, the Company's obligation to pay Princeton the Monthly Amount, other than amounts accrued and unpaid, shall terminate.

      (c) Princeton acknowledges its obligation to reimburse the Company the amount of $1,000 for expenses incurred in connection with the acquisition of 139 Centre Street. Princeton hereby authorizes the Company to deduct such amount from the Monthly Amount.

      (d) To the extent necessary to comply with applicable federal or state tax requirements, the Company shall be permitted to withhold from any amounts distributed to Members and the amount of any such withholding shall be deemed distributed to such Member.

5.4   GAIN OR LOSS FROM SALE OF 139 CENTRE STREET.

      Notwithstanding any provision of this Article V to the contrary, with respect to any gain or loss realized as a result of the sale of 139 Centre Street by the Company, any distribution of gains or allocation of losses resulting from such sale shall be made to each Member in accordance with its respective Membership Interest.

5.5 ADDITIONAL CONSIDERATION DUE UPON THE SALE OF THE PROPERTY LOCATED AT 139 CENTRE STREET.

      Globix, which is the sole shareholder of ATC and BTG Technology Group Ltd., entered into a Purchase Agreement with Young Woo, individually and as nominee ("Woo"), dated as of June 2, 1998 (the "Purchase Agreement"). As additional consideration under the Purchase Agreement, Globix agreed to pay to Woo a sum equal to the greater of One Million Dollars ($1,000,000) (the "Cash Portion") or ten percent (10%) of the sales price of the land and building located at 139 Centre Street (the "Property") if the gross sales price is in excess of Seventeen Million Five Hundred Fifty Thousand Dollars ($17,550,000) when, as and if the Property is sold by Globix or any of its subsidiaries, including without limitation, the Company, prior to June 1, 2018. Effective June 1, 2018, the Cash Portion shall be increased by 10% to $1,100,000 and thereafter the Cash Portion (as previously increased) shall be further increased every fifth year by ten percent (10%). In the event Globix, the Company or any of its


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other subsidiaries contracts to sell the Property, it will, within 21 days thereafter, provide written notice to Woo, which notice shall be accompanied by a copy of such contract. This Section 5.5 cannot be modified or deleted in whole or in part without the written prior consent of Woo.

                                   ARTICLE VI
                              MANAGEMENT PROVISIONS

6.1 MANAGEMENT AND AUTHORITY. Management of the Company shall be vested in the Members, and all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members. Unless otherwise expressly provided in this Agreement, such powers shall be exercised by the agreement of the Members. Notwithstanding the foregoing, ATC, the Manager, shall carry out the normal course of business of the Company including any decisions or matters required to be approved by consent of the Members under this Agreement and shall have full power and authority on behalf of the Company to:

      (a) appoint such officers and employees or other persons as the Members deem appropriate to manage the day-to-day operations of the Company, and to terminate such officers and employees;

      (b) employ accountants, legal counsel and other experts to perform services for the Company, define their duties and authority and compensate them from Company funds;

      (c) employ Persons to provide services, of any nature, to the Company, define their responsibilities and compensate them from Company funds;

      (d) delegate to any Person the authority to execute any document or instrument on behalf of the Company which is necessary to carry out the intent and purpose of this Agreement;

      (e) delegate to any Person the authority to execute on behalf of the Company all agreements, instruments and documents which are necessary to the business of the Company;

      (f) acquire property in the ordinary course of the Company's business from any Person;

      (g) purchase life, liability and other insurance to protect the Company's property and business;

      (h) establish bank accounts in the name of the Company and establish the identity of all signatories entitled to draw against such accounts for the benefit of the Company;

      (i) invest Company funds in time deposits, short-term governmental obligations, commercial paper or other similar investments or in any other capital asset or investment in the


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ordinary course;

      (j) execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Members, to the business of the Company and relating to transactions that have been approved in accordance with this Agreement;

      (k) enter into any and all other agreements on behalf of the Company with any other Person (including Members), for any purpose in the ordinary course, in such forms as the Members may approve;

      (l) institute, prosecute and defend legal, administrative or other suits or proceedings in the Company's name; and

      (m) do and perform any and all other lawful acts as may be necessary or appropriate to conduct the Company's business.

6.2 INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify and hold harmless any Person from and against any and all losses, costs, liabilities, damages and expenses (including, costs of suit and reasonable attorney's fees) they may incur by reason of the fact that such Person is or was a Manager, Member, officer or employee of the Company; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have acted with gross negligence or fraudulently.

                                   ARTICLE VII
                        BOOKS, RECORDS AND BANK ACCOUNTS

7.1 MAINTENANCE OF BOOKS. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement. The calendar year shall be the fiscal year of the Company for tax and accounting purposes.

7.2 ACCOUNTING PRINCIPLES. All accounting of the Company (and all other accounting done pursuant to this Agreement) shall be done in accordance with generally accepted accounting principles consistently applied ("GAAP") at the time of effect, to the extent applicable, except where GAAP is inconsistent with the requirements of this Agreement or with regulatory requirements to which the Company (or any of its subsidiaries) is bound; provided, however, Capital Accounts shall be maintained in accordance with Section 4.2.

7.3 BANK ACCOUNTS. The Members shall cause the Company to establish, maintain and designate signatories on one or more


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separate bank and investment accounts for Company funds in the Company name with such financial institutions and firms as the Member-Manager may select and designate signatories thereon. The Company's funds shall not be commingled with the funds of any other Person.

7.4   TAX MATTERS PARTNER.

      (a) The Member-Manager shall be the "tax matters partner" of the Company as defined in Section 6231(a)(7) of the Code. The tax matters partner shall (i) maintain such books and records of the Company at the offices of the Company as are necessary in carrying out its responsibilities hereunder, (ii) have the authority to make such day to day adjustments and decisions with respect to the accounting and tax issues as are required in furtherance thereof, (iii) cause the Company to prepare or cause to be prepared on its behalf all Federal, state, and other tax returns required to be filed by the Company, and (iv) have the authority to take any actions permitted by law to be taken by a tax matters partner which the tax matters partner believes, in its sole discretion, are necessary or appropriate.

      (b) The designated tax matters partner may resign at any time by providing a written statement to that effect to the Company; provided, however, such resignation shall be effective only at such time as a successor tax matters partner shall have been duly elected. Such written resignation statement shall also be filed with the Internal Revenue Service in accordance with Temp. Treas. Reg. Section 301.6231(a)(7)-1T.

                                  ARTICLE VIII
                                   DISSOLUTION

8.1 DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

      (a) The written consent of all the Members;

      (b) The entry of a decree of judicial dissolution under Section 702 of the Act; or

      (c) The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless the business of the Company is continued by the agreement of all remaining Members within 90 days following the occurrence of any such event.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1 NOTICES. All notices and other communications (collectively, "notices") provided for or permitted to be given


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under this Agreement shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the Person to be notified, postage paid and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Unless otherwise expressly set forth herein, notices given or served pursuant hereto shall be effective upon receipt by the Person to be notified. All notices to be sent to a Member shall be sent to or made at, and all payments hereunder shall be made at, the address set forth on Exhibit A hereto or such other address as that Member may specify by notice to the Company.

9.2   ENTIRE AGREEMENT; WAIVERS AND MODIFICATIONS.

      (a) This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes any and all prior contacts, understandings, negotiations and agreements with respect to the Company and the subject matter hereof, whether oral or written.

      (b) This Agreement and the Certificate may be amended or modified from time to time only by a written instrument executed by each of the Members, except, to the extent permitted by the Act, for ministerial changes and changes necessitated by the admission of new Members, in each case as approved by the Members.

      (c) Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a waiver of or consent to any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitation period has run. Except with respect to the matters described in the first sentence of this Section 9.2(c), all waivers and consents hereunder shall be in writing and shall be delivered to the other Members in the manner set forth in Section 9.1.

9.3 BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. Subject to the restrictions on transfer set forth herein, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract.


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9.4   GOVERNING LAW. This agreement is governed by and shall be construed in accordance with the law of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or construction of this agreement to the law of another jurisdiction. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the greatest extent permitted by law.

9.5 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

9.6 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right (but not any power) it might have to maintain any action for dissolution of the company or for partition of the property of the Company. If any Member maintains any action for such dissolution or partition, such Member shall be liable to the Company and the other Members for all monetary damages suffered by them as a result thereof (including, indirect, incidental and consequential damages).

9.7 COUNTERPARTS. This agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

9.8 SUCCESSORS AND ASSIGNS. Subject to the limitations and restrictions set forth in this Agreement, this Agreement shall be binding on and insure to the benefit of the successors and


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assigns of the Membership Interests of the parties hereto.


      IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.


                                    ATC MERGER CORP.

                                    By: /s/ Marc H. Bell
                                        --------------------------------
                                    Name: Marc H. Bell
                                    Title: President



                                    BTG TECHNOLOGY GROUP LTD.

                                    By: /s/ Marc H. Bell
                                        --------------------------------
                                    Name: Marc H. Bell
                                    Title: President



                                    PRINCETON CAPITAL LLC
                                    By Hanover Equities, Inc.,
                                       its member

                                    By: /s/ Sheldon Reiter
                                        --------------------------------
                                    Name: Sheldon Reiter
                                    Title: President


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                                    EXHIBIT A


                                      INITIAL CAPITAL            PERCENTAGE
MEMBERS                                CONTRIBUTION               INTEREST
-------                                ------------               --------
ATC Merger Corp.                      $18,600,000.00               94.893%
295 Lafayette Street
New York, NY  10012
Phone: (212) 334-8500
Fax: (212) 334-8509
Tax ID #:


BTG Technology Group Ltd.              $1,000,000.00                5.102%
295 Lafayette Street
New York, NY  10012
Phone: (212) 334-8500
Fax: (212) 334-8509
Tax ID #:


Princeton Capital LLC                  $    1,000.00                0.005%
c/o Kalnick Klee &
  Green, P.C.
767 Third Avenue
New York, NY 10017
Phone: (212) 751-2400
Fax: (212) 751-6943
Tax ID #: